As filed with the Securities and Exchange Commission on January 12, 2009
Registration No. 333-________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

PINNACLE FINANCIAL PARTNERS, INC.
(Exact name of registrant as specified in its charter)

Tennessee	62-1812853
(State or other jurisdiction of	(I.R.S. Employee Identification Number)
incorporation or organization)
The Commerce Center
211 Commerce Street
Suite 300
Nashville, Tennessee 37201
(615) 744-3700
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)
M. Terry Turner
President and Chief Executive Officer
Pinnacle Financial Partners, Inc.
211 Commerce Street
Suite 300
Nashville, Tennessee 37201
(615) 744-3700
(Name, address, including zip code, and telephone number
including area code, of agent for service)
Copy to:
Bob F. Thompson
Bass, Berry & Sims PLC
315 Deaderick Street, Suite 2700
Nashville, Tennessee 37238
(615) 742-6200

     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.
     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☒
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box: ☐
     If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box: ☐
     Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☑
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller Reporting Company ☐
CALCULATION OF REGISTRATION FEE

			Proposed
	Amount to		Maximum	Proposed Maximum		Amount of
Title of Shares	be		Offering Price	Aggregate Offering		Registration
to be Registered	Registered		Per Unit (1)	Price(1)		Fee
Fixed Rate Cumulative Perpetual Preferred Stock, Series A, no par value	95,000		$1,000	$95,000,000		$3,733.50
Warrant to Purchase Common Stock, and underlying shares of Common Stock, $1.00 par value	534,910	(2)	$26.64	$14,250,000	(3)	$560.03
Total:				$109,250,000		$4,293.53

(1)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(a).
(2)	In addition to the Series A Preferred Stock, there are being registered hereunder (a) a warrant for the purchase of up to 534,910 shares of common stock with an initial per share exercise price of $26.64 per share, (b) the 534,910 shares of common stock issuable upon exercise of such warrant and (c) such additional number of shares of common stock, of a currently indeterminable amount, as may from time to time become issuable by reason of stock splits, stock dividends and certain anti-dilution provisions set forth in such warrant, which shares of common stock are registered hereunder pursuant to Rule 416.
(3)	Calculated in accordance with Rule 457(i) with respect to the per share exercise price of the warrant of $26.64.
The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. Neither we nor the selling shareholders named in this prospectus may sell any of the securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell the securities described herein and we and the selling shareholders named in this prospectus are not soliciting offers to buy the securities described herein in any jurisdiction where the offer or sale is not permitted.
SUBJECT TO COMPLETION, DATED JANUARY 12, 2009
PROSPECTUS
PINNACLE FINANCIAL PARTNERS, INC.
Fixed Rate Cumulative Perpetual Preferred Stock, Series A, No Par Value
Liquidation Preference Amount $1,000 Per Share
Warrant to Purchase 534,910 Shares of Common Stock, $1.00 Par Value
534,910 Shares of Common Stock, $1.00 Par Value

     This prospectus relates to the potential resale from time to time by selling security holders of some or all of the shares of our Fixed Rate Cumulative Perpetual Preferred Stock, Series A, or the Series A preferred stock, and a warrant to purchase 534,910 shares of common stock, or the warrant, and the initial issuance by us of any shares of common stock issuable from time to time upon exercise of the warrant. In this prospectus, we refer to the shares of Series A preferred stock and the warrant and the shares of common stock issuable upon exercise of the warrant, collectively, as the securities. The Series A preferred stock and the warrant were originally issued by us pursuant to a Letter Agreement dated December 12, 2008, and the related Securities Purchase Agreement — Standard Terms, between us and the United States Department of the Treasury, which we refer to as the initial selling shareholder or the Treasury, in a transaction exempt from the registration requirements of the Securities Act of 1933, as amended, or the Securities Act.
     The initial selling shareholder and its successors, including transferees, which we collectively refer to as the selling shareholders, may offer the securities from time to time directly or through underwriters, broker-dealers or agents and in one or more public or private transactions and at fixed prices, prevailing market prices, at prices related to prevailing market prices or at negotiated prices. If these securities are sold through underwriters, broker-dealers or agents, the selling shareholders will be responsible for underwriting discounts or commissions or agents’ commissions.
     We will not receive any proceeds from the sale of securities by the selling shareholders but will receive any amount paid by the selling shareholders to exercise the warrant, if any.
     The Series A preferred stock is not listed on an exchange and, unless requested by the initial selling security holder, we do not intend to list the Series A preferred stock on any exchange.
     Our common stock is traded on the NASDAQ Global Select Market under the symbol “PNFP.” On                  , 2009, the closing sale price of the common stock on the NASDAQ Global Select Market was $      per share. You are urged to obtain current market quotations for the common stock.
     Investing in the Series A preferred stock, the warrants or our common stock involves a high degree of risk. See “Risk Factors” beginning on page 3 of this prospectus.
     Neither the Securities and Exchange Commission nor any state securities commission or regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
     The securities are not savings accounts, deposits or obligations of any bank and are not insured by the FDIC or any other governmental agency.
The date of this prospectus is             , 2009.

     You should rely only on the information contained or incorporated by reference in this prospectus. Neither we nor the selling shareholders have authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. The selling shareholders are not making an offer to sell these securities in any jurisdiction where the offer or sale of these securities is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since these dates.

i

PROSPECTUS SUMMARY
     This summary highlights important features of this offering and the information included or incorporated by reference in this prospectus. This summary does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, especially the risks of investing in the Series A preferred stock, the warrant or our common stock discussed under “Risk Factors.”
     Unless this prospectus indicates otherwise or the context otherwise requires, the terms “we,” “our,” “us,” “Pinnacle Financial” or the “company” as used in this prospectus refer to Pinnacle Financial Partners, Inc. and its subsidiaries, including Pinnacle National Bank, which we sometimes refer to as the bank, our bank subsidiary or our bank. References to the “offering” refer to the sale by the selling shareholders of the shares of our common stock covered by this prospectus.
Pinnacle Financial Partners, Inc.
     We are the second-largest bank holding company headquartered in Tennessee, with $4.3 billion in assets as of September 30, 2008. Incorporated on February 28, 2000, Pinnacle Financial is the parent of Pinnacle National Bank and owns 100% of the capital stock of Pinnacle National Bank. The primary business of Pinnacle Financial is operating Pinnacle National Bank. As of September 30, 2008, we had total deposits of approximately $3.3 billion and shareholders’ equity of $512.5 million.
     As a bank holding company, we are subject to regulation by the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”). We are required to file reports with the Federal Reserve Board and are subject to regular examinations by that agency. Shares of our common stock are traded on the NASDAQ Global Select Market under the trading symbol “PNFP.”
     On December 12, 2008, we entered into a Letter Agreement and a Securities Purchase Agreement — Standard Terms with the Treasury, pursuant to which we agreed to issue and sell, and the Treasury agreed to purchase, (i) 95,000 shares of our Fixed Rate Cumulative Perpetual Preferred Stock, Series A, having a liquidation preference of $1,000 per share, and (ii) a ten year warrant to purchase up to 534,910 shares of our common stock, $1.00 par value, at an initial exercise price of $26.64 per share. The warrant was immediately exercisable upon its issuance and will expire on December 12, 2018.
     We are registering the shares of the Series A Preferred Stock and the warrant sold to the Treasury pursuant to the transaction described above and elsewhere in this prospectus, as well as the shares of our common stock to be issued upon the exercise of the warrant. We have filed with the Securities and Exchange Commission a registration statement on Form S-3 with respect to the securities offered under this prospectus.
     The ratios of earnings to combined fixed charges and preference dividends for the nine months ended September 30, 2008 and the years ended December 31, 2007, 2006, 2005, 2004 and 2003 are as follows:

	Nine months ended	Years ended December 31,
	September 30, 2008	2007	2006	2005	2004	2003
Excluding interest on deposits	3.90x	3.44x	4.03x	4.14x	5.73x	4.93x
Including interest on deposits	1.46x	1.44x	1.54x	1.65x	2.01x	1.74x
Pinnacle National Bank
     Our bank, Pinnacle National Bank, is a national bank organized under the laws of the United States. At September 30, 2008, the bank was the second largest bank, based on asset size, headquartered in Tennessee, with $4.3 billion in assets. Pinnacle National Bank operates as an urban community bank serving the Nashville-Davidson-Murfreesboro-Franklin MSA, which we refer to as the Nashville MSA and the Knoxville MSA. As an urban community bank, Pinnacle National Bank provides the personalized service most often associated with small community banks, while offering the sophisticated products and services, such as investments and treasury management, often associated with larger financial institutions. Pinnacle National Bank’s principal business is to attract deposits from the general public through its banking centers and use such deposits to fund the origination of loans. Our bank also offers investment, trust and insurance services. We contract with Raymond James Financial Service, Inc., or RJFS, a registered broker-dealer and investment adviser, to offer and sell various securities and other financial products to the public from our bank’s locations. Our bank offers, through RJFS, non-FDIC insured investment products, such as mutual funds, variable annuities, bonds and treasury securities, to assist our client’s in achieving their financial objectives. Pinnacle National Bank also maintains a trust department which provides fiduciary and investment management services for individual and institutional clients. Account types include personal trust, endowments, foundations, individual retirement accounts, pensions and custody. We have also established Pinnacle Advisory Services, Inc., a registered investment advisor, to provide investment advisory services to our clients. Additionally, Miller Loughry Beach Insurance & Services, Inc., a wholly-owned subsidiary of Pinnacle National Bank, provides insurance products, particularly in the property and casualty area, to our clients. We derive income principally from interest charged on loans, and to a lesser extent, from fees received in connection with the sale and servicing of loans, deposit services, insurance commissions and interest earned and gains realized on the sale of investments. The bank’s principal expenses are interest expense on deposits and borrowings, operating expenses, provisions for loan losses and income tax expenses.
     As of September 30, 2008, Pinnacle National Bank had 33 banking offices located throughout the Nashville and Knoxville MSAs and employed approximately 723 full-time equivalent employees.
     Pinnacle National Bank’s deposits are insured by the Federal Deposit Insurance Corporation (the “FDIC”) up to applicable limits. Our competitors include larger, multi-state banks, commercial banks, savings and loan associations, consumer and commercial finance companies, credit unions and other financial services companies.
     Our bank is subject to comprehensive regulation, examination and supervision by the Office of the Comptroller of the Currency and the FDIC.
Corporate Information
     Our principal executive offices are located at 211 Commerce Center, Suite 300, Nashville, Tennessee 37201 and our telephone number at these offices is (615) 744-3700. Our internet address is www.pnfp.com. Please note that our website is provided as an inactive textual reference and the information on our website is not incorporated by reference in this prospectus.

RISK FACTORS
     You should carefully consider the following risk factors and all other information contained in this prospectus before investing in Pinnacle Financial. Investing in Pinnacle Financial involves a high degree of risk. If any of the following risks actually occurs, we may not be able to conduct our business as currently planned and our financial condition or operating results could be materially harmed, the trading price of our common stock could decline and you could lose all or part of your investment. This listing should not be considered as all-inclusive.
We are geographically concentrated in the Nashville, Tennessee MSA, and changes in local economic conditions impact our profitability.
     While we have a meaningful presence in the Knoxville MSA, we currently operate primarily in the Nashville, Tennessee MSA, and a significant percentage of our loan, deposit and other customers live or have operations in the Nashville MSA. Accordingly, our success significantly depends upon the growth in population, income levels, deposits and housing starts in the Nashville MSA, along with the continued attraction of business ventures to the area. Our profitability is impacted by the changes in general economic conditions in this market. Additionally, unfavorable local or national economic conditions, including continued deterioration in the residential real estate market, could reduce our growth rate, affect the ability of our customers to repay their loans to us and generally affect our financial condition and results of operations.
     We are less able than a larger institution to spread the risks of unfavorable local economic conditions across a large number of diversified economies. Moreover, we cannot give any assurance that we will benefit from any market growth or favorable economic conditions in our primary market areas if they do occur.
We may not be able to continue to expand into the Knoxville MSA in the time frame and at the levels that we currently expect and our projected expansion may continue to reduce our net income in 2009.
     In order to continue our expansion into the Knoxville MSA, we will be required to hire a significant number of new associates and build out a branch network. We can not assure you that we will be able to hire the number of experienced associates that we need to successfully execute our strategy in the Knoxville MSA, nor can we assure you that the associates we hire will be able to successfully execute our growth strategy in that market. Because we seek to hire experienced associates, the compensation cost associated with these individuals may be higher than that of other financial institutions of similar size in the market. If we are unable to grow our loan portfolio at planned rates, the increased compensation expense of these experienced associates may negatively impact our results of operations. Because there will be a period of time before we are able to fully deploy our resources in the Knoxville MSA, our start up costs, including the cost of our associates and our branch expansion, will negatively impact our results of operations. In addition, if we are not able to expand our branch footprint in the Knoxville MSA in the time period that we have targeted, our results of operations may be negatively impacted. Execution of our growth plans in the Knoxville MSA also depends on continued growth in the Knoxville economy, and unfavorable local or national economic conditions, including continued deterioration in the residential real estate market, could reduce our growth rate, affect the ability of our customers to repay their obligations to us and generally negatively affect our financial condition and results of operations.
Recent negative developments in the financial services industry and U.S. and global credit markets may adversely impact our operations and results.
     Negative developments in the latter half of 2007 and throughout 2008 in the capital markets have resulted in uncertainty in the financial markets in general with the expectation of the general economic downturn continuing into 2009. Loan portfolio performances have deteriorated at many institutions resulting from, amongst other factors, a weak economy and a decline in the value of the collateral supporting their loans. The competition for our deposits has increased significantly due to liquidity concerns at many of these same institutions. Stock prices of bank holding companies, like ours, have been negatively affected by the current condition of the financial markets, as has our ability, if needed, to raise capital or borrow in the debt markets compared to recent years. As a result, there is a potential for new federal or state laws and regulations regarding lending and funding practices and liquidity standards, and financial institution regulatory agencies are expected to be very aggressive in responding to concerns and trends identified in examinations, including the expected issuance of many formal enforcement actions.

Negative developments in the financial services industry and the impact of new legislation in response to those developments could negatively impact our operations by restricting our business operations, including our ability to originate or sell loans, and adversely impact our financial performance.
Our continued growth may require the need for additional capital and further regulatory approvals which, if not obtained, could adversely impact our profitability and implementation of our current business plan.
     To continue to grow, we will need to provide sufficient capital to Pinnacle National Bank through earnings generation, additional equity or trust preferred offerings or borrowed funds or any combination of these sources of funds. For certain amounts or types of indebtedness, we may be required to obtain certain regulatory approvals beforehand. Should our growth exceed our expectations, we may need to raise additional capital over our projected capital needs. However, our ability to raise additional capital, if needed, will depend on conditions in the capital markets at that time, which are outside our control, and on our financial performance. Accordingly, we cannot assure our ability to raise additional capital if needed on terms acceptable to us. If we cannot raise additional capital when needed, our ability to further expand and grow our operations could be materially impaired. Additionally, our current plan involves increasing our branch network, which will require capital expenditures. Our expansion efforts will likely also require certain regulatory approvals. Should we not be able to obtain such approvals or otherwise not be able to grow our asset base, our ability to attain our long-term profitability goals will be more difficult.
We have a concentration of credit exposure to borrowers in certain industries and we also target small to medium-sized businesses.
     At September 30, 2008, we had significant credit exposures to borrowers that are lessors of nonresidential buildings; lessors of residential buildings; land subdividers; new housing operative builders; involved in the trucking industry and involved in new single family housing construction. Continuing or worsening adverse conditions in any of these industries which cause our borrowers to be unable to perform their obligations under their existing loan agreements would negatively impact our earnings, causing the value of our common stock to decline.
     Additionally, a substantial focus of our marketing and business strategy is to serve small to medium-sized businesses in the Nashville and Knoxville MSAs. As a result, a relatively high percentage of our loan portfolio consists of commercial loans primarily to small to medium-sized business. At September 30, 2008, our commercial and industrial loans accounted for approximately 28.9% of our total loans. During periods of economic weakness, small to medium-sized businesses may be impacted more severely and more quickly than larger businesses. Consequently, the ability of such businesses to repay their loans may deteriorate, and in some cases this deterioration may occur quickly, which would adversely impact our results of operations and financial condition.
With our acquisitions of Cavalry Bancorp and Mid-America Bancshares, we significantly increased our real estate construction and development loans, which have a greater credit risk than residential mortgage loans.
     Following the acquisitions of Cavalry Bancorp and Mid-America Bancshares in 2006 and 2007, respectively, construction and development lending is a more significant portion of our loan portfolio than it was prior to these acquisitions. The percentage of construction and land development loans in our bank subsidiary’s portfolio was approximately 20.4% of total loans at September 30, 2008, compared to 20.9% at June 30, 2008, 19.4% at March 31, 2008 and 21.2% and 16.9% at December 31, 2007 and 2006, respectively. At December 31, 2005, this percentage was 10.5%. This type of lending is generally considered to have more complex credit risks than traditional single-family residential lending because the principal is concentrated in a limited number of loans with repayment dependent on the successful operation of the related real estate project. Consequently, these loans are more sensitive to adverse conditions in the real estate market or the general economy. These loans are generally less predictable and more difficult to evaluate and monitor and collateral may be difficult to dispose of in a market decline. Additionally, we may experience significant construction loan losses because independent appraisers or project engineers inaccurately estimate the cost and value of construction loan projects. Also, in the event of a general economic downturn in the construction industry, our results of operations may be adversely impacted and our net book value may be reduced.

If our allowance for loan losses is not sufficient to cover actual loan losses, our earnings will decrease.
     If loan customers with significant loan balances fail to repay their loans according to the terms of these loans, our earnings would suffer. We make various assumptions and judgments about the probable losses in our loan portfolio, including the creditworthiness of our borrowers and the value of any collateral securing the repayment of our loans. We maintain an allowance for loan losses in an attempt to cover our estimate of the probable losses in our loan portfolio. In determining the size of this allowance, we rely on an analysis of our loan portfolio based on volume and types of loans, internal loan classifications, trends in classifications, volume and trends in delinquencies, nonaccruals and charge-offs, national and local economic conditions, industry and peer bank loan quality indications, and other pertinent factors and information. Because we are a relatively young organization, our allowance estimation may be less reflective of our historical loss experience than a more mature organization. If our assumptions are inaccurate, our current allowance may not be sufficient to cover potential loan losses, and additional provisions may be necessary which would decrease our earnings.
     In addition, federal and state regulators periodically review our loan portfolio and may require us to increase our allowance for loan losses or recognize loan charge-offs. Their conclusions about the quality of our loan portfolio may be different than ours. Any increase in our allowance for loan losses or loan charge-offs as required by these regulatory agencies could have a negative effect on our operating results.
Reductions in the Federal Reserve’s federal funds rate throughout 2008 have caused us to experience net interest margin compression during 2008 and if the federal funds rate remains at low levels, we may continue to experience compression in our net interest margin.
     Because of significant competitive deposit pricing pressures in our market and the negative impact of these pressures on our cost of funds, coupled with the fact that a significant portion of our loan portfolio has variable rate pricing that moves in concert with changes to the Federal Reserve’s federal funds rate, we have experienced net interest margin compression throughout 2008. Because of these competitive pressures, we are unable to lower the rate that we pay on interest-bearing liabilities to the same extent and as quickly as the yields we charge on interest-earning assets. As a result, if the Federal Reserve’s federal funds rate remains at historically low levels, our reliance on higher cost funding may negatively impact our net interest margin and results of operations.
Fluctuations in interest rates could reduce our profitability.
     The absolute level of interest rates as well as changes in interest rates may affect our level of interest income, the primary component of our gross revenue, as well as the level of our interest expense. Interest rate fluctuations are caused by many factors which, for the most part, are not under our direct control. For example, national monetary policy plays a significant role in the determination of interest rates. Additionally, competitor pricing and the resulting negotiations that occur with our customers also impact the rates we collect on loans and the rates we pay on deposits.
     As interest rates change, we expect that we will periodically experience “gaps” in the interest rate sensitivities of our assets and liabilities, meaning that either our interest-bearing liabilities will be more sensitive to changes in market interest rates than our interest-earning assets, or vice versa. In either event, if market interest rates should move contrary to our position, this “gap” may work against us, and our earnings may be negatively affected.
     Changes in the level of interest rates also may negatively affect our ability to originate real estate loans, the value of our assets and our ability to realize gains from the sale of our assets, all of which ultimately affect our earnings. A decline in the market value of our assets may limit our ability to borrow additional funds. As a result, we could be required to sell some of our loans and investments under adverse market conditions, upon terms that are not favorable to us, in order to maintain our liquidity. If those sales are made at prices lower than the amortized costs of the investments, we will incur losses.

National or state legislation or regulation may increase our expenses and reduce earnings.
     Changes in tax law, federal legislation and regulation, such as bankruptcy laws, deposit insurance, and capital requirements, among others, can result in significant increases in our expenses and/or chargeoffs, which may adversely affect our earnings. Changes in state or federal tax laws or regulations can have a similar impact.
Loss of our senior executive officers or other key employees could impair our relationship with our customers and adversely affect our business.
     We have assembled a senior management team which has a substantial background and experience in banking and financial services in the Nashville and Knoxville markets. Loss of these key personnel could negatively impact our earnings because of their skills, customer relationships and/or the potential difficulty of promptly replacing them.
Competition with other banking institutions could adversely affect our profitability.
     A number of banking institutions in the Nashville and Knoxville markets have higher lending limits, more banking offices, and a larger market share of loans or deposits than we do. In addition, our asset management division competes with numerous brokerage firms and mutual fund companies which are also much larger. In some respects, this may place these competitors in a competitive advantage, although many of our customers have selected us because of service quality concerns at the larger enterprises. This competition may limit or reduce our profitability, reduce our growth and adversely affect our results of operations and financial condition.
The Series A preferred stock impacts net income available to our common shareholders and our earnings per share.
     As long as shares of our Series A preferred stock are outstanding, no dividends may be paid on our common stock unless all dividends on the Series A preferred stock have been paid in full. Additionally, for so long as the Treasury owns shares of the Series A preferred stock, we are not permitted to pay cash dividends on our common stock without the Treasury’s consent. The dividends declared on shares of our Series A preferred stock will reduce the net income available to common shareholders and our earnings per common share. Additionally, warrants to purchase our common stock issued to the Treasury, in conjunction with the issuance of the Series A Preferred Stock, may be dilutive to our earnings per share. The shares of our Series A preferred stock will also receive preferential treatment in the event of our liquidation, dissolution or winding up.
     Moreover, holders of our common stock are entitled to receive dividends only when, as and if declared by our board of directors. To date, we have not paid any cash dividends on our common stock and we do not believe that we will consider paying dividends until Pinnacle National has reached a level of profitability appropriate to fund such dividends and support asset growth.
Holders of the Series A preferred stock have rights that are senior to those of our common shareholders.
     The Series A preferred stock that we have issued to the Treasury is senior to our shares of common stock and holders of the Series A preferred stock have certain rights and preferences that are senior to holders of our common stock. The Series A preferred stock will rank senior to our common stock and all other equity securities of ours designated as ranking junior to the Series A preferred stock. So long as any shares of the Series A preferred stock remain outstanding, unless all accrued and unpaid dividends for all prior dividend periods have been paid or are contemporaneously declared and paid in full, no dividend whatsoever shall be paid or declared on our common stock or other junior stock, other than a dividend payable solely in common stock. We and our subsidiaries also may not purchase, redeem or otherwise acquire for consideration any shares of our common stock or other junior stock unless we have paid in full all accrued dividends on the Series A preferred stock for all prior dividend periods, other than in certain circumstances described more fully below. See “Description of the Series A preferred stock — Priority of Dividends”. Furthermore, the Series A preferred stock is entitled to a liquidation preference over shares of our common stock in the event of our liquidation, dissolution or winding up. See “Description of the Series A Preferred Stock— Liquidation Rights”.

Holders of the Series A preferred stock may, under certain circumstances, have the right to elect two directors to our board of directors.
     In the event that we fail to pay dividends on the Series A preferred stock for an aggregate of six quarterly dividend periods or more (whether or not consecutive), the authorized number of directors then constituting our board of directors will be increased by two. Holders of the Series A preferred stock, together with the holders of any outstanding parity stock with like voting rights, referred to as voting parity stock, voting as a single class, will be entitled to elect the two additional members of our board of directors, referred to as the preferred stock directors, at the next annual meeting (or at a special meeting called for the purpose of electing the preferred stock directors prior to the next annual meeting) and at each subsequent annual meeting until all accrued and unpaid dividends for all past dividend periods have been paid in full. See “Description of Series A Preferred Stock — Voting Rights”.
Holders of the Series A preferred stock have limited voting rights.
     Except as otherwise required by law and in connection with the election of directors to our board of directors in the event that we fail to pay dividends on the Series A preferred stock for an aggregate of at least six quarterly dividend periods (whether or not consecutive), holders of the Series A preferred stock have limited voting rights. So long as shares of the Series A preferred stock are outstanding, in addition to any other vote or consent of shareholders required by law or our amended and restated charter, the vote or consent of holders owning at least 66 2/3% of the shares of Series A preferred stock outstanding is required for (1) any authorization or issuance of shares ranking senior to the Series A preferred stock; (2) any amendment to the rights of the Series A preferred stock so as to adversely affect the rights, preferences, privileges or voting power of the Series A preferred stock; or (3) consummation of any merger, share exchange or similar transaction unless the shares of Series A preferred stock remain outstanding, or if we are not the surviving entity in such transaction, are converted into or exchanged for preference securities of the surviving entity and the shares of Series A preferred stock remaining outstanding or such preference securities have such rights, preferences, privileges and voting power as are not materially less favorable to the holders than the rights, preferences, privileges and voting power of the shares of Series A preferred stock. See “Description of the Series A Preferred Stock — Voting Rights”.
We may issue additional common stock or other equity securities in the future which could dilute the ownership interest of existing shareholders.
     In order to maintain our capital at desired or regulatory-required levels, we may be required to issue additional shares of common stock, or securities convertible into, exchangeable for or representing rights to acquire shares of common stock. We may sell these shares at prices below the current market price of shares of our common stock, and the sale of these shares may significantly dilute the ownership interests of our common shareholders. We could also issue additional shares of common stock in connection with acquisitions of other financial institutions.
Even though our common stock is currently traded on the NASDAQ Stock Market’s Global Select Market, it has less liquidity than many other stocks quoted on a national securities exchange.
     The trading volume in our common stock on the NASDAQ Global Select Market has been relatively low when compared with larger companies listed on the NASDAQ Global Select Market or other stock exchanges. Although we have experienced increased liquidity in our stock, we cannot say with any certainty that a more active and liquid trading market for our common stock will continue to develop. Because of this, it may be more difficult for shareholders to sell a substantial number of shares for the same price at which shareholders could sell a smaller number of shares.
     We cannot predict the effect, if any, that future sales of our common stock in the market, or the availability of shares of our common stock for sale in the market, will have on the market price of our common stock. We can give no assurance that sales of substantial amounts of common stock in the market, or the potential for large amounts of sales in the market, would not cause the price of our common stock to decline or impair our future ability to raise capital through sales of our common stock.

     The market price of our common stock has fluctuated significantly, and may fluctuate in the future. These fluctuations may be unrelated to our performance. General market or industry price declines or overall market volatility in the future could adversely affect the price of our common stock, and the current market price may not be indicative of future market prices.
If a change in control or change in management is delayed or prevented, the market price of our common stock could be negatively affected.
     Provisions in our corporate documents, as well as certain federal and state regulations, and agreements with members of our senior management may make it difficult and expensive to pursue a tender offer, change in control or takeover attempt that our board of directors opposes. As a result, our shareholders may not have an opportunity to participate in such a transaction, and the trading price of our common stock may not rise to the level of other institutions that are more vulnerable to hostile takeovers. Anti-takeover provisions contained in our charter also will make it more difficult for an outside shareholder to remove our current board of directors or management.
Holders of Pinnacle Financial’s bank indebtedness and junior subordinated debentures and other subordinated debt have rights that are senior to those of our common shareholders.
     We have supported our continued growth through the issuance of trust preferred securities from special purpose trusts and accompanying junior subordinated debentures. We also have entered into a $25.0 million revolving line of credit and a subordinated loan agreement with a regional bank. At September 30, 2008, we had outstanding trust preferred securities and accompanying junior subordinated debentures totaling $82.5 million, borrowings of $18.0 million under our revolving line of credit, and $15.0 million under our subordinated loan agreement. Payments of the principal and interest on the trust preferred securities of these trusts are conditionally guaranteed by Pinnacle Financial. Further, the accompanying junior subordinated debentures we issued to the trusts are senior to our shares of common stock and shares of the Series A preferred stock. As a result, we must make payments on the junior subordinated debentures before any dividends can be paid on our common stock or our Series A preferred stock and, in the event of our bankruptcy, dissolution or liquidation, the holders of the junior subordinated debentures must be satisfied before any distributions can be made on our common stock or our Series A preferred stock. We have the right to defer distributions on our junior subordinated debentures (and the related trust preferred securities) for up to five years, during which time no dividends may be paid on our common stock or our Series A preferred stock. The rights of the lender that has extended the line of credit to us and who has loaned us the $15 million of subordinated debt are senior to those of holders of our common stock and our Series A preferred stock.
The amount of common stock owned by, and other compensation arrangements with, our officers and directors may make it more difficult to obtain shareholder approval of potential takeovers that they oppose.
     As of December 31, 2008, directors and executive officers beneficially owned approximately 6.6% of our common stock. Employment agreements with our senior management also provide for significant payments under certain circumstances following a change in control. These compensation arrangements, together with the common stock, option and warrant ownership of our board and management, could make it difficult or expensive to obtain majority support for shareholder proposals or potential acquisition proposals of us that our directors and officers oppose.
Our business is dependent on technology, and an inability to invest in technological improvements may adversely affect our results of operations and financial condition.
     The financial services industry is undergoing rapid technological changes with frequent introductions of new technology-driven products and services. In addition to better serving customers, the effective use of technology increases efficiency and enables financial institutions to reduce costs. We have made significant investments in data processing, management information systems and internet banking accessibility. Our future success will depend in part upon our ability to create additional efficiencies in our operations through the use of technology, particularly in light of our past and projected growth strategy. Many of our competitors have substantially greater resources to invest in technological improvements. We cannot make assurances that our technological improvements will increase our operational efficiency or that we will be able to effectively implement new technology-driven products and services or be successful in marketing these products and services to our customers.
We are subject to various statutes and regulations that may limit our ability to take certain actions.
     We operate in a highly regulated industry and are subject to examination, supervision, and comprehensive regulation by various regulatory agencies. Our compliance with these regulations is costly and restricts certain of our activities, including payment of dividends, mergers and acquisitions, investments, loans and interest rates charged, interest rates paid on deposits and locations of offices. We are also subject to capitalization guidelines established by our regulators, which require us to maintain adequate capital to support our growth and are subject to FDIC insurance assessments, which we expect will increase in 2009 as a result of the failure of several banks in 2008 that have depleted the insurance fund.
     The laws and regulations applicable to the banking industry could change at any time, and we cannot predict the effects of these changes on our business and profitability. Because government regulation greatly affects the business and financial results of all commercial banks and bank holding companies, our cost of compliance could adversely affect our ability to operate profitably.
FORWARD-LOOKING STATEMENTS
     This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The words “expect”, “anticipate”, “intend”, “consider”, “plan”, “believe”, “seek”, “should”, “estimate”, and similar expressions are intended to identify such forward-looking statements, but other statements may constitute forward-looking statements. These statements should be considered subject to various risks and uncertainties, and are made based upon management’s belief as well as assumptions made by, and information currently available to, management pursuant to “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Pinnacle Financial’s actual results may differ materially from the results anticipated in forward-looking statements due to a variety of factors including, without limitation those described above under “Risk Factors,” and (i) unanticipated deterioration in the financial condition of borrowers resulting in significant increases in loan losses and provisions for those losses, (ii) increased competition with other financial institutions, (iii) lack of sustained growth in the economy in the Nashville and Knoxville, Tennessee areas, (iv) rapid fluctuations or unanticipated changes in interest rates, (v) the inability of our bank subsidiary, Pinnacle National Bank, to satisfy regulatory requirements for its expansion plans, and (vi) changes in state or federal legislation or regulations applicable to financial service providers, including banks. Many of these risks factors are beyond our ability to control or predict, and you are cautioned not to put undue reliance on such forward-looking statements. Pinnacle Financial does not intend to update or reissue any forward-looking statements contained in this report as a result of new information or other circumstances that may become known to Pinnacle Financial.
DESCRIPTION OF SERIES A PREFERRED STOCK
     The following is a brief description of the terms of the Series A preferred stock that may be resold by the selling shareholders. This summary does not purport to be complete in all respects. This description is subject to and qualified in its entirety by reference to our amended and restated charter, as amended, including the articles of amendment with respect to the Series A preferred stock, copies of which have been filed with the SEC and are also available upon request from us.
General
     Under our amended and restated charter, as amended, we have authority to issue up to 10 million shares of preferred stock, no par value per share. Of that number of shares of preferred stock, 95,000 shares have been designated as Fixed Rate Cumulative Perpetual Preferred Stock, Series A, all of which shares of Series A preferred stock were issued to the initial selling shareholder in a transaction exempt from the registration requirements of the Securities Act. The issued and outstanding shares of Series A preferred stock are validly issued, fully paid and nonassessable.

Dividends Payable On Shares of Series A Preferred Stock
     Holders of shares of Series A preferred stock are entitled to receive if, as and when declared by our board of directors or a duly authorized committee of the board, out of assets legally available for payment, cumulative cash dividends at a rate per annum of 5% per share for the first five years following issuance, and 9% per annum thereafter. Each share of Series A preferred stock has a liquidation preference of $1,000 per share.
     Dividends are payable quarterly in arrears on each February 15, May 15, August 15 and November 15, each a dividend payment date, starting with February 15, 2009. If any dividend payment date is not a business day, then the next business day will be the applicable dividend payment date, and no additional dividends will accrue as a result of the applicable postponement of the dividend payment date. Dividends payable during any dividend period are computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends payable with respect to the Series A preferred stock are payable to holders of record of shares of Series A preferred stock on the date that is 15 calendar days immediately preceding the applicable dividend payment date or such other record date as the board of directors or any duly authorized committee of the board determines, so long as such record date is not more than 60 nor less than 10 days prior to the applicable dividend payment date.
     If we determine not to pay any dividend or a full dividend with respect to the Series A preferred stock, we are required to provide written notice to the holders of shares of Series A preferred stock prior to the applicable dividend payment date.
     We are subject to various regulatory policies and requirements relating to the payment of dividends, including requirements to maintain adequate capital above regulatory minimums. The Board of Governors of the Federal Reserve System, or the Federal Reserve Board, is authorized to determine, under certain circumstances relating to the financial condition of a bank holding company, such as us, that the payment of dividends would be an unsafe or unsound practice and to prohibit payment thereof. In addition, we are subject to Tennessee state laws relating to the payment of dividends.
Priority of Dividends
     With respect to the payment of dividends and the amounts to be paid upon liquidation, the Series A preferred stock will rank:
•	senior to our common stock and all other equity securities designated as ranking junior to the Series A preferred stock; and

•	at least equally with all other equity securities designated as ranking on a parity with the Series A preferred stock, with respect to the payment of dividends and distribution of assets upon any liquidation, dissolution or winding-up of Pinnacle Financial.
     So long as any shares of Series A preferred stock remain outstanding, unless all accrued and unpaid dividends for all prior dividend periods have been paid or are contemporaneously declared and paid in full, no dividend whatsoever shall be paid or declared on our common stock or other junior stock, other than a dividend payable solely in common stock. We and our subsidiaries also may not purchase, redeem or otherwise acquire for consideration any shares of our common stock or other junior stock unless we have paid in full all accrued dividends on the Series A preferred stock for all prior dividend periods, other than:
•	purchases, redemptions or other acquisitions of our common stock or other junior stock in connection with the administration of our employee benefit plans in the ordinary course of business (including purchases to offset the increase in diluted shares outstanding resulting from the grant, vesting or exercise of equity-based compensation and equitably adjusted for any stock split, stock dividend, reverse stock split, reclassification or similar transaction pursuant to a publicly announced repurchase plan);
•	purchases or other acquisitions by broker-dealer subsidiaries of Pinnacle Financial solely for the purpose of market-making, stabilization or customer facilitation transactions in junior stock or parity stock in the ordinary course of its business;

•	purchases or other acquisitions by broker-dealer subsidiaries of Pinnacle Financial for resale pursuant to an offering by Pinnacle Financial of our stock that is underwritten by the related broker-dealer subsidiary;

•	any dividends or distributions of rights or junior stock in connection with any shareholders’ rights plan or any redemption or repurchase of rights pursuant to a shareholders’ rights plan;

•	acquisition of record ownership of junior stock or parity stock for the beneficial ownership of any other person who is not Pinnacle Financial or a subsidiary of Pinnacle Financial, including as trustee or custodian; and

•	the exchange or conversion of junior stock for or into other junior stock or of parity stock for or into other parity stock or junior stock but only to the extent that such acquisition is required pursuant to binding contractual agreements entered into before December 12, 2008 or any subsequent agreement for the accelerated exercise, settlement or exchange thereof for common stock.
     If we repurchase shares of Series A preferred stock from a holder other than the initial selling shareholder, we must offer to repurchase a ratable portion of the Series A preferred stock then held by the initial selling shareholder.
     On any dividend payment date for which full dividends are not paid, or declared and funds set aside therefor, on the Series A preferred stock and any other parity stock, all dividends paid or declared for payment on that dividend payment date (or, with respect to parity stock with a different dividend payment date, on the applicable dividend date therefor falling within the dividend period and related to the dividend payment date for the Series A preferred stock), with respect to the Series A preferred stock and any other parity stock shall be declared ratably among the holders of any such shares who have the right to receive dividends, in proportion to the respective amounts of the undeclared and unpaid dividends relating to the dividend period.
     Subject to the foregoing, such dividends (payable in cash, stock or otherwise) as may be determined by our board of directors (or a duly authorized committee of the board) may be declared and paid on our common stock and any other stock ranking equally with or junior to the Series A preferred stock from time to time out of any funds legally available for such payment, and the Series A preferred stock shall not be entitled to participate in any such dividend provided, however, that the consent of the Treasury will be required for us to pay dividends on shares of our common stock until the earlier of (i) December 12, 2011 and (ii) the date on which shares of the Series A preferred stock have been redeemed in whole or the Treasury no longer owns any shares of Series A preferred stock.
Redemption
     The Series A preferred stock may not be redeemed prior to February 15, 2012 unless we have received aggregate gross proceeds from one or more qualified equity offerings (as described below) equal to $23,750,000, which equals 25% of the aggregate liquidation amount of the Series A preferred stock on the date of issuance. In such a case, we may redeem the Series A preferred stock, subject to the approval of Federal Reserve Board, in whole or in part, upon notice as described below, up to a maximum amount equal to the aggregate net cash proceeds received by us from such qualified equity offerings. A “qualified equity offering” is a sale and issuance for cash by us, to persons other than Pinnacle Financial or its subsidiaries after December 12, 2008, of shares of perpetual preferred stock, common stock or a combination thereof, that in each case qualify as tier 1 capital of Pinnacle Financial at the time of issuance under the applicable risk-based capital guidelines of the Federal Reserve Board. Qualified equity offerings do not include issuances made in connection with acquisitions, issuances of trust preferred securities and issuances of common stock and/or perpetual preferred stock made pursuant to agreements or arrangements entered into, or pursuant to financing plans that were publicly announced, on or prior to October 13, 2008.
     After February 15, 2012, we can redeem the Series A preferred stock at any time, subject to the approval of the Federal Reserve Board, in whole or in part, subject to notice as described below.

     In any redemption, the redemption price is an amount equal to the per share liquidation amount plus accrued and unpaid dividends to but excluding the date of redemption.
     The Series A preferred stock will not be subject to any mandatory redemption, sinking fund or similar provisions. Holders of shares of Series A preferred stock have no right to require the redemption or repurchase of the Series A preferred stock.
     If fewer than all of the outstanding shares of Series A preferred stock are to be redeemed, the shares to be redeemed will be selected either pro rata from the holders of record of shares of Series A preferred stock in proportion to the number of shares held by those holders or in such other manner as our board of directors or a committee thereof may determine to be fair and equitable.
     We will mail notice of any redemption of Series A preferred stock by first class mail, postage prepaid, addressed to the holders of record of the shares of Series A preferred stock to be redeemed at their respective last addresses appearing on our books. This mailing will be at least 30 days and not more than 60 days before the date fixed for redemption. Any notice mailed or otherwise given as described in this paragraph will be conclusively presumed to have been duly given, whether or not the holder receives the notice, and failure duly to give the notice by mail or otherwise, or any defect in the notice or in the mailing or provision of the notice, to any holder of Series A preferred stock designated for redemption will not affect the redemption of any other Series A preferred stock. Each notice of redemption will set forth the applicable redemption date, the redemption price, the place where shares of Series A preferred stock are to be redeemed, and the number of shares of Series A preferred stock to be redeemed (and, if less than all shares of Series A preferred stock held by the applicable holder, the number of shares to be redeemed from the holder).
     Shares of Series A preferred stock that are redeemed, repurchased or otherwise acquired by us will revert to authorized but unissued shares of our preferred stock.
Liquidation Rights
     In the event that we voluntarily or involuntarily liquidate, dissolve or wind up our affairs, holders of Series A preferred stock will be entitled to receive an amount per share, referred to as the total liquidation amount, equal to the fixed liquidation preference of $1,000 per share, plus any accrued and unpaid dividends, whether or not declared, to the date of payment. Holders of the Series A preferred stock will be entitled to receive the total liquidation amount out of our assets that are available for distribution to shareholders, after payment or provision for payment of our debts and other liabilities but before any distribution of assets is made to holders of our common stock or any other shares ranking, as to that distribution, junior to the Series A preferred stock.
     If our assets are not sufficient to pay the total liquidation amount in full to all holders of Series A preferred stock and all holders of any shares of outstanding parity stock, the amounts paid to the holders of Series A preferred stock and other shares of parity stock will be paid pro rata in accordance with the respective total liquidation amount for those holders. If the total liquidation amount per share of Series A preferred stock has been paid in full to all holders of Series A preferred stock and other shares of parity stock, the holders of our common stock or any other shares ranking, as to such distribution, junior to the Series A preferred stock will be entitled to receive all of our remaining assets according to their respective rights and preferences.
     For purposes of the liquidation rights, neither the sale, conveyance, exchange or transfer of all or substantially all of our property and assets, nor the consolidation or merger by us with or into any other corporation or by another corporation with or into us, will constitute a liquidation, dissolution or winding-up of our affairs.
Voting Rights
     Except as indicated below or otherwise required by law, the holders of Series A preferred stock will not have any voting rights.
     Election of Two Directors upon Non-Payment of Dividends. If the dividends on the Series A preferred stock have not been paid for an aggregate of six quarterly dividend periods or more (whether or not consecutive), the authorized number of directors then constituting our board of directors will be increased by two. Holders of Series A preferred stock, together with the holders of any outstanding parity stock with like voting rights, referred to as voting parity stock, voting as a single class, will be entitled to elect the two additional members of our board of directors, referred to as the preferred stock directors, at the next annual meeting (or at a special meeting called for the purpose of electing the preferred stock directors prior to the next annual meeting) and at each subsequent annual meeting until all accrued and unpaid dividends for all past dividend periods have been paid in full. The election of any preferred stock director is subject to the qualification that the election would not cause us to violate the corporate governance requirement of the Nasdaq Stock Market (or any other exchange on which our securities may be listed) that listed companies must have a majority of independent directors.
     Upon the termination of the right of the holders of Series A preferred stock and voting parity stock to vote for preferred stock directors, as described above, the preferred stock directors will immediately cease to be qualified as directors, their term of office shall terminate immediately and the number of authorized directors of Pinnacle Financial will be reduced by the number of preferred stock directors that the holders of Series A preferred stock and voting parity stock had been entitled to elect. The holders of a majority of shares of Series A preferred stock and voting parity stock, voting as a class, may remove any preferred stock director, with or without cause, and the holders of a majority of the shares Series A preferred stock and voting parity stock, voting as a class, may fill any vacancy created by the removal of a preferred stock director. If the office of a preferred stock director becomes vacant for any other reason, the remaining preferred stock director may choose a successor to fill such vacancy for the remainder of the unexpired term.
     Other Voting Rights. So long as any shares of Series A preferred stock are outstanding, in addition to any other vote or consent of shareholders required by law or by our amended and restated charter, the vote or consent of the holders of at least 66 2/3% of the shares of Series A preferred stock at the time outstanding, voting separately as a single class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating:
•	any amendment or alteration of our amended and restated charter to authorize or create or increase the authorized amount of, or any issuance of, any shares of, or any securities convertible into or exchangeable or exercisable for shares of, any class or series of capital stock ranking senior to the Series A preferred stock with respect to payment of dividends and/or distribution of assets on any liquidation, dissolution or winding up of Pinnacle Financial;

•	any amendment, alteration or repeal of any provision of our amended and restated charter so as to adversely affect the rights, preferences, privileges or voting powers of the Series A preferred stock; or

•	any consummation of a binding share exchange or reclassification involving the Series A preferred stock or of a merger or consolidation of Pinnacle Financial with another entity, unless the shares of Series A preferred stock remain outstanding following any such transaction or, if Pinnacle Financial is not the surviving entity, are converted into or exchanged for preference securities of the surviving entity and such remaining outstanding shares of Series A preferred stock or preference securities have rights, references, privileges and voting powers that are not materially less favorable than the rights, preferences, privileges or voting powers of the Series A preferred stock, taken as a whole.
     To the extent of the voting rights of the Series A preferred stock, each holder of Series A preferred stock will have one vote for each share of Series A preferred stock held by such shareholder.
     The foregoing voting provisions will not apply if, at or prior to the time when the vote or consent would otherwise be required, all outstanding shares of Series A preferred stock have been redeemed or called for redemption upon proper notice and sufficient funds have been set aside by us for the benefit of the holders of Series A preferred stock to effect the redemption.

DESCRIPTION OF WARRANT
     On December 12, 2008, we issued and sold to the Treasury a ten-year warrant to purchase up to 534,910 shares of our common stock, $1.00 par value, in addition to the 95,000 shares of Series A preferred stock. The warrant was immediately exercisable by the holder and will expire on December 12, 2018. The warrant may be exercised in whole or in part.
     The exercise price of the warrant is $26.64 per share, and reflects the 20-day trailing average closing price of our common stock on the date the Treasury approved our application to sell the Series A preferred stock to the Treasury.
Exercise of Warrant
     Without the consent of both us and the warrant holder, the warrant may only be exercised on a net basis, meaning the holder does not pay the exercise price to us but instead authorizes us to reduce the shares receivable on exercise of the warrant by the number of shares with a then current market value equal to the exercise price. To exercise the warrant, the holder must present and surrender the warrant and a notice of exercise to us.
Rights of Warrantholder
     A holder of the warrant as such is not entitled to vote or exercise any of the rights as a stockholder of Pinnacle Financial until such time as such warrant has been duly exercised. The Treasury has agreed that it will not exercise voting power with respect to any shares of our common stock issued to it upon exercise of the warrant.
Transferability of Warrant
     The warrant and all rights thereunder are transferable, in whole or in part, by a holder upon surrender of the warrant, duly endorsed, to the office or agency of Pinnacle Financial. Thereafter, a new warrant registered in the name of the designated transferee or transferees will be made and delivered by Pinnacle Financial. Notwithstanding the foregoing, the Treasury may only transfer or exercise an aggregate of 50% of the warrant prior to the earlier of (i) the date on which we have received aggregate gross proceeds of not less than $95,000,000 from one or more qualified equity offerings (as described above) and (ii) December 31, 2009.
Adjustments to the Warrant
     The number of shares of common stock for which the warrant may be exercised and the exercise price applicable to the warrant will be proportionately adjusted in the event Pinnacle Financial pays dividends or make distributions of shares of its common stock, or subdivides, combines or reclassifies outstanding shares of its common stock.
     Until the earlier of December 12, 2011 and the date the initial selling securityholder no longer holds the warrant (and other than in certain permitted transactions described below, or in a stock split, subdivision, reclassification or combination as described above), if Pinnacle Financial issues any shares of common stock (or securities convertible or exchangeable for or exercisable into common stock) for no consideration or for less than 90% of the market price of the common stock on the last trading day prior to pricing such shares or convertible securities, then the number of shares of common stock into which the warrant is exercisable and the exercise price will be adjusted. Permitted transactions that will not trigger this adjustment include issuances:
•	as consideration for or to fund the acquisition of businesses and/or related assets;

•	in connection with employee benefit plans and compensation related arrangements in the ordinary course and consistent with past practice approved by Pinnacle Financial’s board of directors;

•	in connection with public or broadly marketed offerings and sales of common stock or convertible securities for cash conducted by Pinnacle Financial or its affiliates pursuant to registration under the Securities Act or Rule 144A thereunder on a basis consistent with capital-raising transactions by comparable financial institutions; and
•	in connection with the exercise of preemptive rights on terms existing as of December 12, 2008.
     If Pinnacle Financial declares any dividends or distributions on its common stock, other than dividends of its common stock or other dividends or distributions in connection with stock splits, subdivisions, reclassifications or combinations of its common stock, both the number of shares issuable upon exercise of the warrant and the exercise price of the warrant will be adjusted to reflect such distribution.
     If Pinnacle Financial effects a pro rata repurchase of its common stock both the number of shares issuable upon exercise of the warrant and the exercise price will be adjusted.
     In the event of a merger, consolidation, statutory share exchange or similar transaction involving Pinnacle Financial and requiring shareholder approval, or a reclassification of Pinnacle Financial’s common stock, the warrantholder’s right to receive shares of Pinnacle Financial’s common stock upon exercise of the warrant shall be converted into the right to exercise the warrant for the transaction consideration that would have been payable to the warrantholder with respect to the shares of common stock for which the warrant may be exercised, as if the warrant had been exercised prior to such merger, consolidation or similar transaction. For purposes of the provision described in the preceding sentence, if the holders of Pinnacle Financial common stock have the right to elect the amount or type of consideration to be received by them in the business combination, then the consideration that the warrantholder will be entitled to receive upon exercise will be the amount and type of consideration received by a majority of the holders of the common stock who affirmatively make an election.
DESCRIPTION OF PINNACLE FINANCIAL COMMON STOCK
     General
     The authorized capital stock of Pinnacle Financial consists of 90 million shares of common stock, par value $1.00 per share, and 10 million shares of preferred stock, no par value. As of December 31, 2008, 23,762,124 shares of Pinnacle Financial common stock were outstanding, and 95,000 shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series A were outstanding. The remaining shares of preferred stock, other than the shares currently issued as Series A preferred stock, may be issued in one or more series with those terms and at those times and for any consideration as the Pinnacle Financial board of directors determines. As of December 31, 2008, 2,754,254 shares of Pinnacle Financial common stock were reserved for issuance upon the exercise of outstanding stock options under various employee stock option plans, 345,000 shares were reserved for issuance upon exercise of warrants issued to Pinnacle Financial’s organizers and 534,910 shares were reserved for issuance upon exercise of the warrant issued to the Treasury in connection with its acquisition of the Series A preferred stock.
     The following summary of the terms of the capital stock of Pinnacle Financial is not intended to be complete and is subject in all respects to the applicable provisions of the Tennessee Business Corporation Act, or TBCA, and is qualified by reference to the amended and restated charter and bylaws of Pinnacle Financial.
     Common Stock
     The outstanding shares of Pinnacle Financial common stock are fully paid and nonassessable. Holders of Pinnacle Financial common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the shareholders. Holders of Pinnacle Financial common stock do not have pre-emptive rights and are not entitled to cumulative voting rights with respect to the election of directors. The Pinnacle Financial common stock is neither redeemable nor convertible into other securities, and there are no sinking fund provisions with respect to the common stock.
     Subject to the preferences applicable to any shares of Pinnacle Financial preferred stock outstanding at the time, including the Series A preferred stock, holders of Pinnacle Financial common stock are entitled to dividends when and as declared by the Pinnacle Financial board of directors from legally available funds and are entitled, in the event of liquidation, to share ratably in all assets remaining after payment of liabilities.

     Preferred Stock
     Pinnacle Financial is authorized to issue up to 10 million shares of preferred stock. As of the date hereof, the 95,000 shares of Series A preferred stock are the only shares of preferred stock outstanding. The outstanding shares of Series A preferred stock have no maturity date and are fully paid and non-assessable. The holders of the shares of Series A preferred stock are entitled to the rights and preferences described above under “Description of Series A Preferred Stock”. The board of directors of Pinnacle Financial may, without further action by the shareholders of Pinnacle Financial, issue one or more series of Pinnacle Financial preferred stock and fix the rights and preferences of those shares, including the dividend rights, dividend rates, conversion rights, exchange rights, voting rights, terms of redemption, redemption price or prices, liquidation preferences, the number of shares constituting any series and the designation of such series.
     Election of Directors by Shareholders
     Pinnacle Financial’s amended and restated charter and bylaws provide that the Pinnacle Financial board of directors is to be divided into three classes as nearly equal in number as possible. Directors are elected by classes to three-year terms, so that approximately one-third of the directors of Pinnacle Financial are elected at each annual meeting of the shareholders. In addition, Pinnacle Financial’s bylaws provide that the power to increase or decrease the number of directors and to fill vacancies is vested in the Pinnacle Financial board of directors. The overall effect of these provisions may be to prevent a person or entity from seeking to acquire control of Pinnacle Financial through an increase in the number of directors on the Pinnacle Financial board of directors and the election of designated nominees to fill newly created vacancies.
     In the event that Pinnacle Financial fails to pay dividends on the Series A preferred stock for an aggregate of six quarterly dividend periods or more (whether or not consecutive), the authorized number of directors then constituting Pinnacle Financial’s board of directors will be increased by two. Holders of the Series A preferred stock, together with the holders of any outstanding parity stock with like voting rights, referred to as voting parity stock, voting as a single class, will be entitled to elect the two additional members of Pinnacle Financial’s board of directors, referred to as the preferred stock directors, at the next annual meeting (or at a special meeting called for the purpose of electing the preferred stock directors prior to the next annual meeting) and at each subsequent annual meeting until all accrued and unpaid dividends for all past dividend periods have been paid in full. See “Description of Series A Preferred Stock — Voting Rights”.
     Dividends on Common Stock
     Holders of Pinnacle Financial’s common stock are entitled to receive dividends when, as and if declared by Pinnacle Financial’s board of directors out of funds legally available for dividends. Pinnacle Financial has never declared or paid any dividends on its common stock. In order to pay any dividends, Pinnacle Financial will need to receive dividends from Pinnacle National or have other sources of funds. As a national bank, Pinnacle National can only pay dividends to Pinnacle Financial if it has retained earnings for the current fiscal year and the preceding two fiscal years, and if it has a positive retained earnings account. At September 30, 2008, Pinnacle National’s retained earnings available for dividends were $66.9 million. In addition, its ability to pay dividends or otherwise transfer funds to Pinnacle Financial is subject to various regulatory restrictions.
     Pinnacle Financial’s ability to pay dividends to its shareholders in the future will depend on its earnings and financial condition, liquidity and capital requirements, the general economic and regulatory climate, its ability to service any equity or debt obligations senior to its common stock and other factors deemed relevant by Pinnacle Financial’s board of directors. Pinnacle Financial currently intends to retain any future earnings to fund the development and growth of the company’s business. Therefore, Pinnacle Financial does not anticipate paying any cash dividends on its common stock in the foreseeable future.

     Corporate Transactions
     Pinnacle Financial’s amended and restated charter, with exceptions, requires that any merger or similar transaction involving Pinnacle Financial or any sale or other disposition of all or substantially all of Pinnacle Financial’s assets will require the affirmative vote of a majority of its directors then in office and the affirmative vote of the holders of at least two-thirds of the outstanding shares of Pinnacle Financial’s common stock. However, if Pinnacle Financial’s board of directors has approved the particular transaction by the affirmative vote of two-thirds of the entire board, then the applicable provisions of Tennessee law would govern and shareholder approval of the transaction would require only the affirmative vote of the holders of a majority of the outstanding shares of common stock entitled to vote on the transaction. Any amendment of this provision adopted by less than two-thirds of the entire board of directors would require the affirmative vote of the holders of at least two-thirds of the outstanding shares of common stock; otherwise, the amendment would only require the affirmative vote of at least a majority of the outstanding shares of common stock.
     Pinnacle Financial’s charter describes the factors that its board of directors must consider in evaluating whether an acquisition proposal made by another party is in Pinnacle Financial’s shareholders’ best interests. The term “acquisition proposal” refers to any offer of another party to:
•	make a tender offer or exchange offer for Pinnacle Financial’s common stock or any other equity security of Pinnacle Financial;

•	merge or combine Pinnacle Financial with another corporation; or

•	purchase or otherwise acquire all or substantially all of the properties and assets owned by Pinnacle Financial.
     The board of directors, in evaluating an acquisition proposal, is required to consider all relevant factors, including:
•	the expected social and economic effects of the transaction on Pinnacle Financial’s employees, clients and other constituents, such as its suppliers of goods and services;

•	the payment being offered by the other corporation in relation to (1) Pinnacle Financial’s current value at the time of the proposal as determined in a freely negotiated transaction and (2) the board of directors’ estimate of Pinnacle Financial’s future value as an independent company at the time of the proposal; and

•	the expected social and economic effects on the communities within which Pinnacle Financial operates.
     Pinnacle Financial has included this provision in its amended and restated charter because serving its community is one of the reasons for organizing Pinnacle National. As a result, the board of directors believes its obligation in evaluating an acquisition proposal extends beyond evaluating merely the payment being offered in relation to the market or book value of the common stock at the time of the proposal.
     While the value of what is being offered to shareholders in exchange for their stock is the main factor when weighing the benefits of an acquisition proposal, the board believes it is appropriate also to consider all other relevant factors. For example, the board will evaluate what is being offered in relation to the current value of Pinnacle Financial at the time of the proposal as determined in a freely negotiated transaction and in relation to the board’s estimate of the future value of Pinnacle Financial as an independent concern at the time of the proposal. A takeover bid often places the target corporation virtually in the position of making a forced sale, sometimes when the market price of its stock may be depressed. The board believes that frequently the payment offered in such a situation, even though it may exceed the value at which shares are then trading, is less than that which could be obtained in a freely negotiated transaction. In a freely negotiated transaction, management would have the opportunity to seek a suitable partner at a time of its choosing and to negotiate for the most favorable price and terms that would reflect not only Pinnacle Financial’s current value, but also its future value.

     One effect of the provision requiring Pinnacle Financial’s board of directors to take into account specific factors when considering an acquisition proposal may be to discourage a tender offer in advance. Often an offeror consults the board of a target corporation before or after beginning a tender offer in an attempt to prevent a contest from developing. In Pinnacle Financial’s board’s opinion, this provision will strengthen its position in dealing with any potential offeror that might attempt to acquire the company through a hostile tender offer. Another effect of this provision may be to dissuade shareholders who might be displeased with the board’s response to an acquisition proposal from engaging Pinnacle Financial in costly litigation.
     The applicable charter provisions would not make an acquisition proposal regarded by the board as being in Pinnacle Financial’s best interests more difficult to accomplish. It would, however, permit the board to determine that an acquisition proposal was not in Pinnacle Financial’s best interests, and thus to oppose it, on the basis of the various factors that the board deems relevant. In some cases, opposition by the board might have the effect of maintaining incumbent management.
     Any amendment of this provision adopted by less than two-thirds of the entire board of directors would require the affirmative vote of the holders of at least two-thirds of the outstanding shares of common stock; otherwise, the amendment would only require the affirmative vote of at least a majority of the outstanding shares of common stock.
     Pinnacle Financial’s amended and restated charter provides that all extraordinary corporate transactions must be approved by two-thirds of the directors and a majority of the shares entitled to vote or a majority of the directors and two-thirds of the shares entitled to vote.
     In addition to the provisions described above with respect to board and shareholder approval required for certain corporate transactions, for so long as any shares of Series A preferred stock are outstanding, in addition to any other vote or consent of shareholders required by law or by Pinnacle Financial’s amended and restated charter, the vote or consent of the holders of at least 66 2/3% of the shares of Series A preferred stock at the time outstanding, voting separately as a single class, is also necessary for effecting or validating any consummation of a binding share exchange or reclassification involving the Series A preferred stock or of a merger or consolidation of Pinnacle Financial with another entity, unless the shares of Series A preferred stock remain outstanding following any such transaction or, if Pinnacle Financial is not the surviving entity, are converted into or exchanged for preference securities of the surviving entity and such remaining outstanding shares of Series A preferred stock or preference securities have rights, references, privileges and voting powers that are not materially less favorable than the rights, preferences, privileges or voting powers of the Series A preferred stock, taken as a whole.
     Anti-Takeover Statutes
     The Tennessee Control Share Acquisition Act generally provides that, except as stated below, “control shares” will not have any voting rights. Control shares are shares acquired by a person under certain circumstances which, when added to other shares owned, would give such person effective control over one-fifth or more, or a majority of all voting power (to the extent such acquired shares cause such a person to exceed one-fifth or one-third of all voting power) in the election of a Tennessee corporation’s directors. However, voting rights will be restored to control shares by resolution approved by the affirmative vote of the holders of a majority of the corporation’s voting stock, other than shares held by the owner of the control shares. If voting rights are granted to control shares which give the holder a majority of all voting power in the election of the corporation’s directors, then the corporation’s other shareholders may require the corporation to redeem their shares at fair value.
     The Tennessee Control Share Acquisition Act is not applicable to Pinnacle Financial because its amended and restated charter does not contain a specific provision “opting in” to the act.
     The Tennessee Investor Protection Act, or TIPA, provides that unless a Tennessee corporation’s board of directors has recommended a takeover offer to shareholders, no offeror beneficially owning 5% or more of any class of equity securities of the offeree company, any of which was purchased within the preceding year, may make a takeover offer for any class of equity security of the offeree company if after completion the offeror would be a beneficial owner of more than 10% of any class of outstanding equity securities of the company unless the offeror, before making such purchase: (1) makes a public announcement of his or her intention with respect to changing or influencing the management or control of the offeree company; (2) makes a full, fair and effective disclosure of such intention to the person from whom he or she intends to acquire such securities; and (3) files with the Tennessee Commissioner of Commerce and Insurance (the “Commissioner”) and the offeree company a statement signifying such intentions and containing such additional information as may be prescribed by the Commissioner.
     The offeror must provide that any equity securities of an offeree company deposited or tendered pursuant to a takeover offer may be withdrawn by an offeree at any time within seven days from the date the offer has become effective following filing with the Commissioner and the offeree company and public announcement of the terms or after 60 days from the date the offer has become effective. If the takeover offer is for less than all the outstanding equity securities of any class, such an offer must also provide for acceptance of securities pro rata if the number of securities tendered is greater than the number the offeror has offered to accept and pay for. If such an offeror varies the terms of the takeover offer before its expiration date by increasing the consideration offered to offerees, the offeror must pay the increased consideration for all equity securities accepted, whether accepted before or after the variation in the terms of the offer.
     The TIPA does not apply to Pinnacle Financial, as it does not apply to bank holding companies subject to regulation by a federal agency and does not apply to any offer involving a vote by holders of equity securities of the offeree company.
     The Tennessee Business Combination Act generally prohibits a “business combination” by Pinnacle Financial or a subsidiary with an “interested shareholder” within five years after the shareholder becomes an interested shareholder. Pinnacle Financial or a subsidiary can, however, enter into a business combination within that period if, before the interested shareholder became such, Pinnacle Financial’s board of directors approved the business combination or the transaction in which the interested shareholder became an interested shareholder. After that five-year moratorium, the business combination with the interested shareholder can be consummated only if it satisfies certain fair price criteria or is approved by two-thirds (2/3) of the other shareholders.
     For purposes of the Tennessee Business Combination Act, a “business combination” includes mergers, share exchanges, sales and leases of assets, issuances of securities, and similar transactions. An “interested shareholder” is generally any person or entity that beneficially owns 10% or more of the voting power of any outstanding class or series of Pinnacle Financial stock.
     Pinnacle Financial’s charter does not have special requirements for transactions with interested parties; however, all business combinations, as defined above, must be approved by two thirds (2/3) of the directors and a majority of the shares entitled to vote or a majority of the directors and two thirds (2/3) of the shares entitled to vote.
     The Tennessee Greenmail Act applies to a Tennessee corporation that has a class of voting stock registered or traded on a national securities exchange or registered with the SEC pursuant to Section 12(g) of the Exchange Act. Under the Tennessee Greenmail Act, Pinnacle Financial may not purchase any of its shares at a price above the market value of such shares from any person who holds more than 3% of the class of securities to be purchased if such person has held such shares for less than two years, unless the purchase has been approved by the affirmative vote of a majority of the outstanding shares of each class of voting stock issued by Pinnacle Financial or Pinnacle Financial makes an offer, or at least equal value per share, to all shareholders of such class.
     Indemnification
     The TBCA provides that a corporation may indemnify any of its directors and officers against liability incurred in connection with a proceeding if: (a) such person acted in good faith; (b) in the case of conduct in an official capacity with the corporation, he reasonably believed such conduct was in the corporation’s best interests; (c) in all other cases, he reasonably believed that his conduct was at least not opposed to the best interests of the corporation; and (d) in connection with any criminal proceeding, such person had no reasonable cause to believe his conduct was unlawful. In actions brought by or in the right of the corporation, however, the TBCA provides that no indemnification may be made if the director or officer was adjudged to be liable to the corporation. The TBCA also provides that in connection with any proceeding charging improper personal benefit to an officer or director, no indemnification may be made if such officer or director is adjudged liable on the basis that such personal benefit was improperly received. In cases where the director or officer is wholly successful, on the merits or otherwise, in the defense of any proceeding instigated because of his or her status as a director or officer of a corporation, the TBCA mandates that the corporation indemnify the director or officer against reasonable expenses incurred in the proceeding. The TBCA provides that a court of competent jurisdiction, unless the corporation’s charter provides otherwise, upon application, may order that an officer or director be indemnified for reasonable expenses if, in consideration of all relevant circumstances, the court determines that such individual is fairly and reasonably entitled to indemnification, notwithstanding the fact that (a) such officer or director was adjudged liable to the corporation in a proceeding by or in the right of the corporation; (b) such officer or director was adjudged liable on the basis that personal benefit was improperly received by him; or (c) such officer or director breached his duty of care to the corporation.
     Pinnacle Financial’s charter provides that it will indemnify its directors and officers to the maximum extent permitted by the TBCA. Pinnacle Financial’s bylaws provide that its directors and officers shall be indemnified against expenses that they actually and reasonably incur if they are successful on the merits of a claim or proceeding. In addition, the bylaws provide that Pinnacle Financial will advance to its directors and officers reasonable expenses of any claim or proceeding so long as the director or officer furnishes Pinnacle Financial with (1) a written affirmation of his or her good faith belief that he or she has met the applicable standard of conduct and (2) a written statement that he or she will repay any advances if it is ultimately determined that he or she is not entitled to indemnification.
     When a case or dispute is settled or otherwise not ultimately determined on its merits, the indemnification provisions provide that Pinnacle Financial will indemnify its directors and officers when they meet the applicable standard of conduct. The applicable standard of conduct is met if the directors or officer acted in a manner he or she in good faith believed to be in or not opposed to Pinnacle Financial’s best interests and, in the case of a criminal action or proceeding, if the insider had no reasonable cause to believe his or her conduct was unlawful. Pinnacle Financial’s board of directors, shareholders or independent legal counsel determines whether the director or officer has met the applicable standard of conduct in each specific case.
     Pinnacle Financial’s amended and restated charter and bylaws also provide that the indemnification rights contained therein do not exclude other indemnification rights to which a director or officer may be entitled under any bylaw, resolution or agreement, either specifically or in general terms approved by the affirmative vote of the holders of a majority of the shares entitled to vote. Pinnacle Financial can also provide for greater indemnification than is provided for in the bylaws if Pinnacle Financial chooses to do so, subject to approval by its shareholders and the limitations provided in its amended and restated charter as discussed in the subsequent paragraph.
     Pinnacle Financial’s amended and restated charter eliminates, with exceptions, the potential personal liability of a director for monetary damages to Pinnacle Financial and its shareholders for breach of a duty as a director. There is, however, no elimination of liability for:
•	a breach of the director’s duty of loyalty to Pinnacle Financial or its shareholders;

•	an act or omission not in good faith or which involves intentional misconduct or a knowing violation of law; or

•	any payment of a dividend or approval of a stock repurchase that is illegal under the TBCA.
     Pinnacle Financial’s amended and restated charter does not eliminate or limit Pinnacle Financial’s right or the right of its shareholders to seek injunctive or other equitable relief not involving monetary damages.
     The indemnification provisions of the bylaws specifically provide that Pinnacle Financial may purchase and maintain insurance on behalf of any director or officer against any liability asserted against and incurred by him or her in his or her capacity as a director, officer, employee or agent whether or not Pinnacle Financial would have had the power to indemnify against such liability.

USE OF PROCEEDS
     We will not receive any proceeds from any sale of the securities by the selling shareholders and do not expect to receive any proceeds from the exercise of the warrant.
RATIOS OF EARNINGS TO FIXED CHARGES AND PREFERRED DIVIDENDS
     No shares of our senior preferred stock, or any other class of preferred stock, were outstanding during the years ended December 31, 2007, 2006, 2005, 2004 and 2003, or during the nine months ended September 30, 2008, and we did not pay preferred stock dividends during these periods. Consequently, the ratios of earnings to fixed charges and preferred dividends are the same as the ratios of earnings to fixed charges for the same periods listed above. The ratios of earnings to fixed charges for the nine months ended September 30, 2008 and the years ended December 31, 2007, 2006, 2005, 2004 and 2003 are as follows:
Consolidated Ratios of Earnings to Fixed Charges

	Nine months ended	Years ended December 31,
	September 30, 2008	2007	2006	2005	2004	2003
Excluding interest on deposits	3.90x	3.44x	4.03x	4.14x	5.73x	4.93x
Including interest on deposits	1.46x	1.44x	1.54x	1.65x	2.01x	1.74x
SELLING SHAREHOLDERS
     On December 12, 2008, we issued the securities covered by this prospectus to the United States Department of Treasury, which is the initial selling shareholder under this prospectus, in a transaction exempt from the registration requirements of the Securities Act. The initial selling shareholder, or its successors, including transferees, may from time to time offer and sell, pursuant to this prospectus or a supplement to this prospectus, any or all of the securities they own. The securities to be offered under this prospectus for the account of the selling shareholders are:
•	95,000 shares of Series A Preferred Stock, representing beneficial ownership of 100% of the shares of Series A preferred stock outstanding on the date of this prospectus;

•	a warrant to purchase 534,910 shares of our common stock; and

•	534,910 shares of our common stock issuable upon exercise of the warrant, which shares, if issued, would represent ownership of approximately 2.2% of our common stock outstanding as of December 31, 2008.
     For purposes of this prospectus, we have assumed that, after completion of the offering, none of the securities covered by this prospectus will be held by the selling shareholders.
     Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. To our knowledge, the initial selling shareholder has sole voting and investment power with respect to the securities.
     We do not know when or in what amounts the selling shareholders may offer the securities for sale. The selling shareholders might not sell any or all of the securities offered by this prospectus. Because the selling shareholders may offer all or some of the securities pursuant to this offering, and because currently no sale of any of the securities is subject to any agreements, arrangements or understandings, we cannot estimate the number of the securities that will be held by the selling shareholders after completion of the offering.
     Other than with respect to the acquisition of the securities, the initial selling shareholder has not had a material relationship with us.

     Information about the selling shareholders may change over time and changed information will be set forth in supplements to this prospectus if and when necessary.
PLAN OF DISTRIBUTION
     The selling shareholders and their successors, including their transferees, may sell the securities directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling shareholders or the purchasers of the securities. These discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved.
     The securities may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions:
•	on any national securities exchange or quotation service on which the preferred stock or the common stock may be listed or quoted at the time of sale, including, as of the date of this prospectus, the NASDAQ Global Select Market in the case of the common stock;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or services or in the over-the-counter market; or

•	through the writing of options, whether the options are listed on an options exchange or otherwise.
     In addition, any securities that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.
     In connection with the sale of the securities or otherwise, the selling shareholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the common stock issuable upon exercise of the warrant in the course of hedging the positions they assume. The selling shareholders may also sell short the common stock issuable upon exercise of the warrant and deliver common stock to close out short positions, or loan or pledge the Series A preferred stock or the common stock issuable upon exercise of the warrant to broker-dealers that in turn may sell these securities.
     The aggregate proceeds to the selling shareholders from the sale of the securities will be the purchase price of the securities less discounts and commissions, if any.
     In effecting sales, broker-dealers or agents engaged by the selling shareholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the selling shareholders in amounts to be negotiated immediately prior to the sale.
     In offering the securities covered by this prospectus, the selling shareholders and any broker-dealers who execute sales for the selling shareholders may be deemed to be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act in connection with such sales. Any profits realized by the selling shareholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions. Selling shareholders who are “underwriters” within the meaning of Section 2(a)(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act and may be subject to certain statutory and regulatory liabilities, including liabilities imposed pursuant to Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Securities Exchange Act of 1934, or the Exchange Act.
     In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.
     The anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of securities pursuant to this prospectus and to the activities of the selling shareholders. In addition, we will make copies of this prospectus available to the selling shareholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act, which may include delivery through the facilities of the NASDAQ Global Select Market pursuant to Rule 153 under the Securities Act.
     At the time a particular offer of securities is made, if required, a prospectus supplement will set forth the number and type of securities being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.
     We do not intend to apply for listing of the Series A preferred stock on any securities exchange or for inclusion of the Series A preferred stock in any automated quotation system unless requested by the initial selling shareholder. No assurance can be given as to the liquidity of the trading market, if any, for the Series A preferred stock.
     We have agreed to indemnify the selling shareholders against certain liabilities, including certain liabilities under the Securities Act. We have also agreed, among other things, to bear substantially all expenses (other than underwriting discounts and selling commissions) in connection with the registration and sale of the securities covered by this prospectus.
EXPERTS
     The consolidated financial statements incorporated into this registration statement by reference from Pinnacle Financial’s Annual Report on Form 10-K for the year ended December 31, 2007 and Pinnacle Financial’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2007 have been incorporated herein by reference in reliance upon such reports of KPMG LLP, independent registered public accounting firm, incorporated by reference, and given authority of such firm as experts in accounting and auditing.
     Our report covering the Company’s December 31, 2007 financial statements refers to a change in accounting for uncertainty in income taxes in 2007 and a change in accounting for share-based payments in 2006.
     The audit report on the effectiveness of internal control over financial reporting as of December 31, 2007, contains an explanatory paragraph that states that Pinnacle Financial acquired Mid-America Bancshares (Mid-America) during 2007. Management excluded Mid-America’s internal control over financial reporting from its evaluation of the Company’s internal control over financial reporting as of December 31, 2007. Our audit report on the effectiveness of internal control over financial reporting of the Company also excluded an evaluation of internal control over financial reporting of Mid-America.
LEGAL MATTERS
     The validity of the shares Series A Preferred Stock, the warrant, and the common stock offered hereby will be passed upon by Bass, Berry & Sims PLC, Nashville, Tennessee.
WHERE YOU CAN FIND MORE INFORMATION
     We have filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933 for the securities being offered under this prospectus. This prospectus, which is part of the registration statement, does not contain all of the information set forth in the registration statement and accompanying exhibits. This prospectus contains descriptions of certain agreements or documents that are exhibits to the registration statement. The statements as to the contents of such exhibits, however, are brief descriptions and are not necessarily complete, and each statement is qualified in all respects by reference to such agreement or document. In addition, we file annual, quarterly and other reports, proxy statements and other information with the SEC. Our current SEC filings and the registration statement and accompanying exhibits may be inspected without charge at the public reference facilities of the SEC located at 100 F Street, N. E., Washington, D.C. 20549. You may obtain copies of this information at prescribed rates. The SEC also maintains a website that contains reports, proxy statements, registration statements and other information. The SEC website address is www.sec.gov. You may call the SEC at 1-800-SEC-0330 to obtain further information on the operations of the public reference room.
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
     We have elected to “incorporate by reference” certain information into this prospectus. By incorporating by reference, we can disclose important information to you by referring you to another document we have filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for information incorporated by reference that is superseded by information contained in this prospectus or any document we subsequently file with the SEC that is incorporated or deemed to be incorporated by reference into this prospectus. Likewise, any statement in this prospectus or any document which is incorporated or deemed to be incorporated by reference herein will be deemed to have been modified or superseded to the extent that any statement contained in any document that we subsequently file with the SEC that is incorporated or deemed to be incorporated by reference herein modifies or supersedes that statement. This prospectus incorporates by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, after the date of this prospectus and prior to the sale of all the shares covered by this prospectus.
•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2007;

•	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2008; June 30, 2008; and September 30, 2008.

•	Our Current Reports on Form 8-K dated January 25, 2008, January 25, 2008, February 5, 2008, March 5, 2008, July 18, 2008, August 5, 2008, November 19, 2008, December 17, 2008, December 23, 2008 and January 6, 2009.

•	The description of our common stock, par value $1.00 per share, contained in our Registration Statement on Form 8-A/A filed with the Commission and dated January 12, 2009, including all amendments and reports filed for purposes of updating such description.
     Notwithstanding the foregoing, information furnished under Items 2.02 and 7.01 of any Current Report on Form 8-K, including the related exhibits, is not incorporated by reference in this prospectus.
     You may request a copy of these documents, which will be provided to you at no cost, by writing or telephoning us using the following contact information:
Pinnacle Financial Partners, Inc.
The Commerce Center
211 Commerce Street, Suite 300
Nashville, Tennessee 37201
Attention: Investor Relations
Telephone: (615) 744-3700

PINNACLE FINANCIAL PARTNERS, INC.
95,000 Shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series A, No Par Value
Liquidation Preference Amount $1,000 Per Share
Warrant to Purchase 534,910 Shares of Common Stock, $1.00 Par Value
534,910 Shares of Common Stock, $1.00 Par Value
The date of this prospectus is                  , 2009

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.
     The following table sets forth the various expenses to be incurred in connection with the sale and distribution of the securities being registered hereby, all of which will be borne by Pinnacle Financial (except any underwriting discounts and commissions and expenses incurred by the selling shareholders for brokerage, accounting, tax or legal services or any other expenses incurred by the selling shareholders in disposing of the shares). All amounts shown are estimates except the Securities and Exchange Commission registration fee:

Securities and Exchange Commission Fee	$4,293.53
Legal Fees and Expenses	$10,000.00
Accounting Fees and Expenses	$10,000.00
Miscellaneous	$5,000.00

Total	$29,293.53

Item 15.	Indemnification of Directors and Officers.
     The Tennessee Business Corporation Act, or TBCA, provides that a corporation may indemnify any of its directors and officers against liability incurred in connection with a proceeding if: (a) such person acted in good faith; (b) in the case of conduct in an official capacity with the corporation, he reasonably believed such conduct was in the corporation’s best interests; (c) in all other cases, he reasonably believed that his conduct was at least not opposed to the best interests of the corporation; and (d) in connection with any criminal proceeding, such person had no reasonable cause to believe his conduct was unlawful. In actions brought by or in the right of the corporation, however, the TBCA provides that no indemnification may be made if the director or officer was adjudged to be liable to the corporation. The TBCA also provides that in connection with any proceeding charging improper personal benefit to an officer or director, no indemnification may be made if such officer or director is adjudged liable on the basis that such personal benefit was improperly received. In cases where the director or officer is wholly successful, on the merits or otherwise, in the defense of any proceeding instigated because of his or her status as a director or officer of a corporation, the TBCA mandates that the corporation indemnify the director or officer against reasonable expenses incurred in the proceeding. The TBCA provides that a court of competent jurisdiction, unless the corporation’s charter provides otherwise, upon application, may order that an officer or director be indemnified for reasonable expenses if, in consideration of all relevant circumstances, the court determines that such individual is fairly and reasonably entitled to indemnification, notwithstanding the fact that (a) such officer or director was adjudged liable to the corporation in a proceeding by or in the right of the corporation; (b) such officer or director was adjudged liable on the basis that personal benefit was improperly received by him; or (c) such officer or director breached his duty of care to the corporation.
     Our amended and restated charter provides that we will indemnify our directors and officers to the maximum extent permitted by the TBCA. Our bylaws provide that our directors and officers shall be indemnified against expenses that they actually and reasonably incur if they are successful on the merits of a claim or proceeding. In addition, the bylaws provide that we will advance to our directors and officers reasonable expenses of any claim or proceeding so long as the director or officer furnishes us with (1) a written affirmation of his or her good faith belief that he or she has met the applicable standard of conduct and (2) a written statement that he or she will repay any advances if it is ultimately determined that he or she is not entitled to indemnification.
     When a case or dispute is settled or otherwise not ultimately determined on its merits, the indemnification provisions provide that we will indemnify our directors and officers when they meet the applicable standard of conduct. The applicable standard of conduct is met if the directors or officer acted in a manner he or she in good faith believed to be in or not opposed to our best interests and, in the case of a criminal action or proceeding, if the insider had no reasonable cause to believe his or her conduct was unlawful. Our board of directors, shareholders or independent legal counsel determines whether the director or officer has met the applicable standard of conduct in each specific case.
     Our amended and restated charter and bylaws also provide that the indemnification rights contained therein do not exclude other indemnification rights to which a director or officer may be entitled under any bylaw, resolution or agreement, either specifically or in general terms approved by the affirmative vote of the holders of a majority of the shares entitled to vote. We can also provide for greater indemnification than is provided for in the bylaws if we choose to do so, subject to approval by our shareholders and the limitations provided in our amended and restated charter as discussed in the subsequent paragraph.
     Our amended and restated charter eliminates, with exceptions, the potential personal liability of a director for monetary damages to us and our shareholders for breach of a duty as a director. There is, however, no elimination of liability for:
•	a breach of the director’s duty of loyalty to us or our shareholders;

•	an act or omission not in good faith or which involves intentional misconduct or a knowing violation of law; or

•	any payment of a dividend or approval of a stock repurchase that is illegal under the TBCA.
     Our amended and restated charter does not eliminate or limit our right or the right of our shareholders to seek injunctive or other equitable relief not involving monetary damages.
     The indemnification provisions of the bylaws specifically provide that we may purchase and maintain insurance on behalf of any director or officer against any liability asserted against and incurred by him or her in his or her capacity as a director, officer, employee or agent whether or not we would have had the power to indemnify against such liability.

Item 16.	Exhibits.

Exhibit
Number	Description

3.1	Amended and Restated Charter of Pinnacle Financial Partners, Inc. (1) (Restated for SEC filing purposes only)

3.2	Bylaws of Pinnacle Financial Partners, Inc. (2) (Restated for SEC filing purposes only)

4.1	Specimen of Certificate for the Fixed Rate Cumulative Perpetual Preferred Stock, Series A (3)

4.2	Warrant, dated December 12, 2008, to purchase up to 534,910 shares of Common Stock (3)

4.3	Specimen of Common Stock Certificate (4)

4.4	See Exhibits 3.1 and 3.2 for provisions of the Charter and Bylaws defining rights of holders of Common Stock and Fixed Rate Cumulative Perpetual Preferred Stock, Series A

5.1	Opinion of Bass, Berry & Sims PLC as to the legality of the securities to be registered (filed herewith)

12.1	Statement of Earnings to Fixed Charges (filed herewith)

23.1	Consent of KPMG LLP (filed herewith)

23.2	Consent of Bass, Berry & Sims PLC, (included in Exhibit 5 filed herewith)

24.1	Power of Attorney (See page II-5 of this Registration Statement)

(1)	Registrant hereby incorporates by reference to Registrant’s Registration of Certain Classes of Securities Pursuant to Section 12(b) of Securities Exchange Act of 1934 on Form 8-A/A filed on January 12, 2009.

(2)	Registrant hereby incorporates by reference to Registrant’s Current Report on Form 8-K filed on September 21, 2007.

(3)	Registrant hereby incorporates by reference to Registrant’s Current Report on Form 8-K filed on December 17, 2008.

(4)	Registrant hereby incorporates be reference to Amendment No. 1 to the Registrant’s Registration Statement on Form SB-2, (File No. 333-38018) filed on July 12, 2000.

Item 17.	Undertakings.
     Item 512(a) of Regulation S-K. The undersigned registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
     provided, however, that paragraphs (i), (ii) and (iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) of the Securities Act of 1933, as amended that is part of the registration statement.
     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (4) That, for purposes of determining liability under the Securities Act of 1933 to any purchaser:
(i)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.
     Item 512(b) of Regulation S-K. That, for the purpose of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities

Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     Item 512(h) of Regulation S-K. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Nashville, State of Tennessee, on January 12, 2009.

PINNACLE FINANCIAL PARTNERS, INC.
By:	/s/ M. Terry Turner
M. Terry Turner
President and Chief Executive Officer

     KNOW ALL BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints M. Terry Turner and Harold R. Carpenter and each of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, in any and all capacities, to sign any or all amendments (including post-effective amendments and amendment pursuant to Section 462 of the Securities Act) to this Registration Statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof. This power of attorney may be executed in counterparts.
     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Robert A. McCabe, Jr. Robert A. McCabe, Jr.	Chairman and Director	January 12, 2009
/s/ M. Terry Turner M. Terry Turner	President, Chief Executive Officer and Director (Principal Executive Officer)	January 12, 2009
/s/ Harold R. Carpenter Harold R. Carpenter	Chief Financial Officer (Principal Financial and Accounting Officer)	January 12, 2009
/s/ Sue G. Atkinson Sue G. Atkinson	Director	January 12, 2009
H. Gordon Bone	Director	January 12, 2009
/s/ Gregory L. Burns Gregory L. Burns	Director	January 12, 2009

Signature	Title	Date
/s/ James C. Cope James C. Cope	Director	January 12, 2009
Colleen Conway-Welch	Director	January 12, 2009
/s/ Clay T. Jackson Clay T. Jackson	Director	January 12, 2009
/s/ William Huddleston William Huddleston	Director	January 12, 2009
/s/ Ed C. Loughry, Jr. Ed C. Loughry, Jr.	Director	January 12, 2009
David Major	Director	January 12, 2009
/s/ Hal N. Pennington Hal N. Pennington	Director	January 12, 2009
/s/ Dale W. Polley Dale W. Polley	Director	January 12, 2009
Wayne J. Riley	Director	January 12, 2009
Gary Scott	Director	January 12, 2009
/s/ Reese L. Smith, III Reese L. Smith, III	Director	January 12, 2009

EXHIBIT INDEX

Exhibit
Number	Description

3.1	Amended and Restated Charter of Pinnacle Financial Partners, Inc. (1) (Restated for SEC filing purposes only)

3.2	Bylaws of Pinnacle Financial Partners, Inc. (2) (Restated for SEC filing purposes only)

4.1	Specimen of Certificate for the Fixed Rate Cumulative Perpetual Preferred Stock, Series A (3)

4.2	Warrant, dated December 12, 2008, to purchase up to 534,910 shares of Common Stock (3)

4.3	Specimen of Common Stock Certificate (4)

4.4	See Exhibits 3.1 and 3.2 for provisions of the Charter and Bylaws defining rights of holders of Common Stock and Fixed Rate Cumulative Perpetual Preferred Stock, Series A

5.1	Opinion of Bass, Berry & Sims PLC as to the legality of the securities to be registered (filed herewith)

12.1	Statement of Earnings to Fixed Charges (filed herewith)

23.1	Consent of KPMG LLP (filed herewith)

23.2	Consent of Bass, Berry & Sims PLC, (included in Exhibit 5 filed herewith)

24.1	Power of Attorney (See page II-5 of this Registration Statement)

(1)	Registrant hereby incorporates by reference to Registrant’s Registration of Certain Classes of Securities Pursuant to Section 12(b) of the Securities Exchange Act of 1934 on Form 8-A/A filed on January 12, 2009.

(2)	Registrant hereby incorporates by reference to Registrant’s Current Report on Form 8-K filed on September 21, 2007.

(3)	Registrant hereby incorporates by reference to Registrant’s Current Report on Form 8-K filed on December 17, 2008.

(4)	Registrant hereby incorporates by reference to Amendment No. 1 to the Registrant’s Registration Statement on Form SB-2, (File No. 333-38018) filed on July 12, 2000.